EXHIBIT 99.1

[Logo of Hughes Electronics Corporation]	[Logo of DIRECTV U.S.]

Contacts:	Hughes Electronics Corp.	DIRECTV U.S.
	Media: Richard Doré	Media: Jeff Torkelson
	(310) 964-0716	(310) 535-5062
Investor Relations
(310) 964-0808

DIRECTV U.S. INCREASES FULL YEAR GUIDANCE TO OVER 1 MILLION NET

NEW SUBSCRIBERS DRIVEN BY STRONGER THAN EXPECTED SUBSCRIBER

GROWTH OF APPROXIMATELY 320,000 IN THE THIRD QUARTER

El Segundo, Calif., September 29, 2003 — Hughes Electronics Corporation (“HUGHES”) and its subsidiary, DIRECTV Holdings LLC (“DIRECTV U.S.”), today announced that DIRECTV U.S. is increasing its full-year guidance for net subscriber additions and revenues.

“Due primarily to DIRECTV U.S.’ attractive consumer promotions, including the very popular NFL SUNDAY TICKETTM, along with solid churn management consistent with its third quarter expectations of approximately 1.6 percent per month, DIRECTV U.S. expects to add about 320,000 net new owned and operated subscribers in the quarter. Driven by these results and the expected continued strong demand for the remainder of the year, as well as achieving its full-year churn target of 1.5 percent per month, DIRECTV U.S. is increasing its full-year 2003 guidance for net owned and operated subscriber additions to approximately 1.05 million, compared with the prior guidance of approximately 900,000,” said Jack A. Shaw, president and chief executive officer of HUGHES.

Roxanne S. Austin, president and chief operating officer, DIRECTV U.S., added, “We are also increasing our revenue guidance for the third quarter and full-year to approximately $1.93 billion and $7.6 billion, respectively, due to the higher demand for our exclusive NFL SUNDAY TICKET package, local channels and multiple set-top boxes.”

“In addition to the substantial growth we expect to attain at the top line, we continue to manage our costs and improve margins to drive results at the bottom line,” Austin continued. “DIRECTV U.S. is maintaining its third quarter and full year guidance for all other financial and operating metrics, including operating profit before depreciation and amortization and operating profit, despite the significantly higher marketing costs associated with the stronger than anticipated subscriber growth in the quarter and full year.”

HUGHES’ regularly scheduled quarterly earnings conference call will be held October 14, 2003 at 2 p.m. ET.

DIRECTV U.S. is the nation’s leading digital multichannel television service provider with more than 11.8 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corporation. HUGHES, a unit of General Motors Corporation, is a world-leading provider of digital television entertainment, broadband satellite networks and services, and global video and data broadcasting. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH). For more information, visit www.DIRECTV.com and www.hughes.com.

DIRECTV U.S. Financial Guidance

	Third Quarter 2003		Full Year 2003
	Prior	Revised	Prior	Revised
DIRECTV U.S.
Revenues	~$1.875B	~$1.93B	~$7.5B	~$7.6B
Operating Profit before Depreciation & Amortization	$225 – 250M	No Change	~$1.0B	No Change
Operating Profit	$90 – 115M	No Change	~$475M	No Change
Net Owned and Operated Subscriber Adds	N/A	~320K	~900K	~1.05M

NON-GAAP FINANCIAL RECONCILIATION SCHEDULE

	Prior Third Quarter 2003 Guidance	Revised Third Quarter 2003 Guidance	Prior Full Year 2003 Guidance	Revised Full Year 2003 Guidance
DIRECTV U.S.
Operating profit	$90 – 115M	No Change	~$475M	No Change
Plus: D&A	~$135M	No Change	~$525M	No Change

Operating profit before D&A	$225 – 250M	No Change	~$1,000M	No Change

(1)	Operating profit (loss) before depreciation and amortization, which is a non-GAAP financial measure, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the United States of America. Hughes’ management and its Board of Directors use operating profit before depreciation and amortization to evaluate the operating performance of Hughes and its business segments. Hughes’ and DIRECTV U.S.’ management also use this metric to allocate resources and capital, measure performance for incentive compensation purposes and to measure income generated from operations that could be used to fund capital expenditures, service debt, or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense for the cost of historical capital expenditures and for intangible assets resulting from prior business acquisitions. To compensate for the exclusion of depreciation and amortization from operating profit, Hughes’ and DIRECTV U.S.’ management and Hughes’ Board of Directors separately measure and budget for capital expenditures and business acquisitions.

Hughes and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare Hughes’ and DIRECTV U.S.’ operating performance to other communications, entertainment and media service providers. Hughes and DIRECTV U.S. believe that investors use current and projected operating profit before depreciation and amortization and similar measures to estimate Hughes’ and DIRECTV U.S.’ current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization. Hughes’ and DIRECTV U.S.’ management believe this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets in purchase accounting, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

NOTE: This release may contain certain statements that Hughes and/or DIRECTV U.S. believe are, or may be considered to be, “forward-looking statements,” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as we “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause Hughes’ and/or DIRECTV U.S.’ actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Risk factors which could cause actual performance and future actions to differ materially from forward-looking statements made herein may include, but are not limited to, economic conditions, product demand and market acceptance, government action, local political or economic developments in or affecting countries where Hughes has operations, including political, economic and social uncertainties in many Latin American countries in which the DIRECTV Latin America businesses operate, potential adverse effects of the DIRECTV Latin America, LLC Chapter 11 bankruptcy proceedings, foreign currency exchange rates, ability to obtain export licenses, competition, the outcome of legal proceedings, ability to achieve cost reductions, ability to timely perform material contracts, ability to renew programming contracts under favorable terms, technological risk, limitations on access to distribution channels, the success and timeliness of satellite launches, in-orbit performance of satellites, loss of uninsured satellites, ability of customers to obtain financing, the ability to access capital to maintain financial flexibility and the effects of the strategic transactions that GM and Hughes have entered into with News Corporation.